CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 13, 2013, with respect to the consolidated financial statements of House of BODS Fitness, Inc. contained in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ Patrick Rodgers, CPA, PA
Patrick Rodgers, CPA, PA
Altamonte Springs, Florida

February 27, 2014